31 March 1993



Mr. I. MacAllister Booth
Chairman, President and
  Chief Executive Officer
POLAROID CORPORATION
549 Technology Square
Cambridge, Massachusetts  02139

Dear Mac:

     At your initiation, we have recently had a series of discussions to determine the date and conditions of my retirement from Polaroid, as well as my principal duties and responsibilities as Vice Chairman until that time.

     We have agreed that I will retire on 31 May 1994 or somewhat later if I elect to use earned vacation days after that date, but no later than 30 September 1994 under the conditions described below.

     The conditions of my retirement to which we have agreed are based on the concept that the advantages and benefits of the current severance program which terminates on 31 March 1993 will apply to me at the time of my retirement. These conditions include:

(1) I will receive the severance payment calculated for me as of 31 March 1993, which is $581,015. I will designate the time to receive this payment as constructive receipt between 31 December 1993 and 15 January 1995 as may be optimum for my financial planning.

(2) My enhancement of monthly pension payment will be $1,936, over that calculated for me as my normal pension at the time of my retirement. This enhancement is the amount calculated for me in the current severance program ending 31 March 1993.

(3) I will receive stock option awards in 1993 and 1994 calculated for my current position and then current salary at the Vice Chairman role. All stock options awarded to me will be fully vested at the time of my retirement and will be viable for three years from that date. During that period, I will receive the established dividend payments. At the expiration of the options, I will receive a terminal payment of dividends on unexercised options at a present value rate modeled after that to be used for beneficiaries of the current severance program.

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I. MacAllister Booth
Page Two
31 March 1993



(4) I will be eligible for base pay increases in 1993 and 1994 based on my value and performance as determined by you and the Compensation Committee of the Board.

(5)  I will participate in the 1994 annual bonus award as Vice
     Chairman on a prorata basis determined by 1994 service to the date of my retirement.

(6) Medical and dental benefits to be extended for two years from the date of my retirement in the same manner as those which were part of the 1993 Severance Program.

     As time goes by, I realize that changes may be required as is generally the case. However, I look forward to full involvement in these areas and intend to make my final chapter as a Polaroid
Officer highly productive, positive, and memorable.

                                        Sincerely,


                                        Sheldon A. Buckler



SAB/pce



Accepted:   I. MacAllister Booth
            --------------------
            I. MacAllister Booth
            Chairman, President and C.E.O.